CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$900,000	$104.58

Pricing supplement no. 626 To prospectus dated November 7, 2014, prospectus supplement dated November 7, 2014 and product supplement no. 4a-I dated November 7, 2014.	Registration Statement No. 333-199966 Dated April 24, 2015 Rule 424(b)(2)

Structured	$900,000
Investments	Capped Return Enhanced Notes Linked to the Hang Seng China Enterprises Index due July 29, 2015

General
•	The notes are designed for investors who seek a return of two times any appreciation of the Hang Seng China Enterprises Index, up to a maximum return of 20.50%, at maturity.
•	Investors should be willing to forgo interest and dividend payments and, if the Ending Index Level is less than the Initial Index Level, be willing to lose some or all of their principal amount at maturity.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof
Key Terms
Index:	The Hang Seng China Enterprises Index (Bloomberg ticker: HSCEI). For additional information about the Index, see the information set forth in Appendix A to this pricing supplement.
Upside Leverage Factor:	2
Payment at Maturity:
If the Ending Index Level is greater than the Initial Index Level, at maturity you will receive a cash payment that provides you with a return per $1,000 principal amount note equal to the Index Return multiplied by 2, subject to the Maximum Return.  Accordingly, under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Index Return × 2), subject to the Maximum Return
If the Ending Index Level is equal to the Initial Index Level, you will receive the principal amount of your notes at maturity.

Your investment will be fully exposed to any decline in the level of the Index. If the Ending Index Level is less than the Initial Index Level, you will lose 1% of the principal amount of your notes for every 1% that the Ending Index Level is less than the Initial Index Level. Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Index Return)
You will lose some or all of your principal amount at maturity if the Ending Index Level is less than the Initial Index Level.
Maximum Return:
20.50%. For example, if the Index Return is equal to or greater than 10.25%, you will receive the Maximum Return of 20.50%, which entitles you to a maximum payment at maturity of $1,205 per $1,000 principal amount note that you hold.

Index Return:	(Ending Index Level – Initial Index Level) Initial Index Level
Initial Index Level:	The closing level of the Index on the Pricing Date, which was 14,488.99
Ending Index Level:	The arithmetic average of the closing levels of the Index on the Ending Averaging Dates
Pricing Date	April 24, 2015
Original Issue Date (Settlement Date):	On or about April 29, 2015
Ending Averaging Dates*:	July 20, 2015, July 21, 2015, July 22, 2015, July 23, 2015 and July 24, 2015
Maturity Date*:	July 29, 2015
CUSIP:	48125UNZ1
*	Subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 4a-I
Investing in the notes involves a number of risks.  See “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 4a-I and “Selected Risk Considerations” beginning on page PS-4 of this pricing supplement.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.
	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$2.50	$997.50
Total	$900,000	$2,250	$897,750
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions of $2.50 per $1,000 principal amount note it receives from us to other affiliated or unaffiliated dealers. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-87 of the accompanying product supplement no. 4a-I.
The estimated value of the notes as determined by JPMS, when the terms of the notes were set, was $988.70 per $1,000 principal amount note.  See “JPMS’s Estimated Value of the Notes” in this pricing supplement for additional information.
The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.
April 24, 2015

Additional Terms Specific to the Notes
You should read this pricing supplement together with the prospectus, as supplemented by the prospectus supplement, each dated November 7, 2014 relating to our Series E medium-term notes, of which these notes are a part, and the more detailed information contained in product supplement no. 4a-I dated November 7, 2014.  This pricing supplement, together with the documents listed below, contains the terms of the notes, supplements the term sheet related hereto and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 4a-I, as the notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.
You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):
•	Product supplement no. 4a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf
•	Prospectus supplement and prospectus, each dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617.  As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Chase & Co.

JPMorgan Structured Investments —	PS- 1
Capped Return Enhanced Notes Linked to the Hang Seng China Enterprises Index

What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Index?
The following table and examples illustrate the hypothetical total return and the hypothetical payment at maturity on the notes.  The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000.  Each hypothetical total return or payment at maturity set forth below assumes an Initial Index Level of 14,000 and reflects the Upside Leverage Factor of 2 and the Maximum Return of 20.50%.  Each hypothetical total return or payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes.  The numbers appearing in the following table and in the examples below have been rounded for ease of analysis.
Ending Index Level	Index Return	Total Return
25,200.00	80.00%	20.50%
23,100.00	65.00%	20.50%
21,000.00	50.00%	20.50%
19,600.00	40.00%	20.50%
18,200.00	30.00%	20.50%
16,800.00	20.00%	20.50%
16,100.00	15.00%	20.50%
15,435.00	10.25%	20.50%
15,400.00	10.00%	20.00%
14,700.00	5.00%	10.00%
14,350.00	2.50%	5.00%
14,000.00	0.00%	0.000%
13,650.00	-2.50%	-2.50%
13,300.00	-5.00%	-5.00%
12,600.00	-10.00%	-10.00%
11,900.00	-15.00%	-15.00%
11,200.00	-20.00%	-20.00%
9,800.00	-30.00%	-30.00%
8,400.00	-40.00%	-40.00%
7,000.00	-50.00%	-50.00%
5,600.00	-60.00%	-60.00%
4,200.00	-70.00%	-70.00%
2,800.00	-80.00%	-80.00%
1,400.00	-90.00%	-90.00%
0.00	-100.00%	-100.00%

JPMorgan Structured Investments —	PS- 2
Capped Return Enhanced Notes Linked to the Hang Seng China Enterprises Index

Hypothetical Examples of Amount Payable at Maturity
The following examples illustrate how the total payment at maturity in different hypothetical scenarios is calculated.
Example 1: The level of the Index increases from the Initial Index Level of 14,000 to an Ending Index Level of 14,700.
Because the Ending Index Level of 14,700 is greater than the Initial Index Level of 14,000 and the Index Return of 5% multiplied by 2 does not exceed the Maximum Return of 20.50%, the investor receives a payment at maturity of $1,100 per $1,000 principal amount note, calculated as follows:
$1,000 + ($1,000 × 5% × 2) = $1,100
Example 2: The level of the Index increases from the Initial Index Level of 14,000 to an Ending Index Level of 16,800.
Because the Ending Index Level of 16,800 is greater than the Initial Index Level of 14,000 and the Index Return of 20% multiplied by 2 exceeds the Maximum Return of 20.50%, the investor receives a payment at maturity of $1,205 per $1,000 principal amount note, the maximum payment on the notes.
Example 3: The level of the Index decreases from the Initial Index Level of 14,000 to an Ending Index Level of 11,200.
Because the Ending Index Level of 11,200 is less than the Initial Index Level of 14,000 and the Index Return is -20%, the investor receives a payment at maturity of $800 per $1,000 principal amount note, calculated as follows:
$1,000 + ($1,000 × -20%) = $800
The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term.  These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market.  If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	PS- 3
Capped Return Enhanced Notes Linked to the Hang Seng China Enterprises Index

Selected Purchase Considerations
•	CAPPED APPRECIATION POTENTIAL — The notes provide the opportunity to enhance equity returns by multiplying a positive Index Return by 2, up to the Maximum Return of 20.50%. Accordingly, the maximum payment at maturity is $1,205 per $1,000 principal amount note. Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.
•	RETURN LINKED TO THE HANG SENG CHINA ENTERPRISES INDEX — The return on the notes is linked to the performance of the Hang Seng China Enterprises Index. The Hang Seng China Enterprises Index consists of the H-shares of the 40 largest and most liquid companies with a primary listing on the main board of the Stock Exchange of Hong Kong. H-shares are Hong Kong-listed shares, traded in Hong Kong dollars, of a company incorporated in the Chinese mainland. For additional information about the Index, see the information set forth in Appendix A of this pricing supplement.
•	CAPITAL GAINS TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4a-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the notes.
Based on current market conditions, in the opinion of our special tax counsel, your notes should be treated as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement no. 4a-I.  Assuming this treatment is respected, the gain or loss on your notes should be treated as short-term capital gain or loss, whether or not you are an initial purchaser of notes at the issue price.  However, the IRS or a court may not respect this treatment of the notes, in which case the timing and character of any income or loss on the notes could be materially and adversely affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether investors in short-term instruments should be required to accrue income.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.
Selected Risk Considerations
An investment in the notes involves significant risks.  Investing in the notes is not equivalent to investing directly in the Index or any of the component securities of the Index.  These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 4a-I.
•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. The return on the notes at maturity is linked to the performance of the Index and will depend on whether, and the extent to which, the Index Return is positive or negative. Your investment will be exposed to a loss if the Ending Index Level is less than the Initial Index Level. For every 1% that the Ending Index Level is less than the Initial Index Level, you will lose an amount equal to 1% of the principal amount of your notes. Accordingly, you may lose some or all of your principal amount at maturity.
•	YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE MAXIMUM RETURN — If the Ending Index Level is greater than the Initial Index Level, for each $1,000 principal amount note, you will receive at maturity $1,000 plus an additional return that will not exceed the Maximum Return of 20.50%, regardless of the appreciation in the Index, which may be significant.
•	CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as JPMS’s estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our

JPMorgan Structured Investments —	PS- 4
Capped Return Enhanced Notes Linked to the Hang Seng China Enterprises Index

affiliates while the value of the notes declines.  Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement no. 4a-I for additional information about these risks.
•	JPMS’S ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors. The original issue price of the notes exceeds JPMS’s estimated value because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.
•	JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — JPMS’s estimated value of the notes is determined by reference to JPMS’s internal pricing models when the terms of the notes are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.
•	JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.
•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.
The notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your notes to maturity.  See “— Lack of Liquidity” below.
•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level of the Index, including:
•	any actual or potential change in our creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	secondary market credit spreads for structured debt issuances;
•	the actual and expected volatility of the Index;
•	the time to maturity of the notes;
•	the dividend rates on the equity securities included in the Index;
•	interest and yield rates in the market generally;
•	the exchange rates and the volatility of the exchange rates between the U.S. dollar and each of the currencies in which the equity securities included in the Index trade and the correlation among those rates and the levels of the Index; and

•	a variety of other economic, financial, political, regulatory and judicial events.

JPMorgan Structured Investments —	PS- 5
Capped Return Enhanced Notes Linked to the Hang Seng China Enterprises Index

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements.  This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.
•	NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities included in the Index would have.
•	NON-U.S. SECURITIES RISK — All of the equity securities included in the Index have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the SEC.
•	EMERGING MARKETS RISK — The equity securities included in the Index have been issued by non-U.S. companies located in emerging markets countries. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.
•	NO DIRECT EXPOSURE TO FLUCTUATIONS IN FOREIGN EXCHANGE RATES — The value of your notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies upon which the equity securities underlying the Index are based, although any currency fluctuations could affect the performance of the Index. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the notes, you will not receive any additional payment or incur any reduction in your payment at maturity.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

JPMorgan Structured Investments —	PS- 6
Capped Return Enhanced Notes Linked to the Hang Seng China Enterprises Index

Historical Information
The following graph sets forth the historical performance of the Index based on the weekly historical closing levels of the Index from January 8, 2010 through April 24, 2015.  The closing level of the Index on April 24, 2015 was 14,488.99.
We obtained the closing levels of the Index below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.  The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Index on any Ending Averaging Date.  We cannot give you assurance that the performance of the Index will result in the return of any of your principal amount.

Historical Performance of the Hang Seng China Enterprises Index
16,000
14,000
12,000
10,000
8,000
6,000
4,000
2,000
0
Index Level
Jan-10
Jul-10
Jan-11
Jul-11
Jan-12
Jul-12
Jan-13
Jul-13
Jan-14
Jul-14
Jan-15
Source: Bloomberg

JPMS’s Estimated Value of the Notes
JPMS’s estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes.  JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time.  The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.”  The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models.  These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments.  Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.  See “Selected Risk Considerations — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”
JPMS’s estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes.  These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes.  Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss.  We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes.  See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.
Secondary Market Prices of the Notes
For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement.  In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes.  The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these

JPMorgan Structured Investments —	PS- 7
Capped Return Enhanced Notes Linked to the Hang Seng China Enterprises Index

costs are incurred, as determined by JPMS.  See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”
Supplemental Use of Proceeds
The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes.  See “What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Index?” and “Hypothetical Examples of Amount Payable at Maturity” in this pricing supplement for an illustration of the risk-return profile of the notes and Appendix A in this pricing supplement for a description of the market exposure provided by the notes.
The original issue price of the notes is equal to JPMS’s estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.
Validity of the Notes
In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the notes offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated November 7, 2014, which was filed as an exhibit to the Registration Statement on Form S-3 by us on November 7, 2014.

JPMorgan Structured Investments —	PS- 8
Capped Return Enhanced Notes Linked to the Hang Seng China Enterprises Index

APPENDIX A
Background on the Hang Seng China Enterprises Index
We have derived all information contained in this pricing supplement regarding the Hang Seng China Enterprises Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, without independent verification.  This information reflects the policies of, and is subject to change by, Hang Seng Indexes Company Limited (“HSICL”), a wholly owned subsidiary of Hang Seng Bank.  The Hang Seng China Enterprises Index is calculated, maintained and published by HSICL.  HSICL has no obligation to continue to publish, and may discontinue publication of, the Hang Seng China Enterprises Index.
The Hang Seng China Enterprises Index is reported by Bloomberg L.P. under the ticker symbol “HSCEI.”
The Hang Seng China Enterprises Index was first calculated and published on August 8, 1994, one year after the first H-share company was listed on the Stock Exchange of Hong Kong (“HKEx”).  H-shares are Hong Kong-listed shares, traded in Hong Kong dollars, of a company incorporated in the Chinese mainland.  The Hang Seng China Enterprises Index is a free-float adjusted market capitalization weighted stock market index and measures the performance of certain H-share companies that have their primary listing on the main board of the HKEx.  The Hang Seng China Enterprises Index includes 40 constituent stocks.  The Hang Seng China Enterprises Index is calculated and disseminated real-time every 2 seconds during the trading hours on each trading day of HKEx, based on the calendar of the HKEx.
Index Composition
Defining the Eligible Stocks
Only H-share companies with a primary listing on the main board of HKEx are eligible to be included in the Hang Seng China Enterprises Index.  In addition, to be eligible for selection in the Hang Seng China Enterprises Index, a stock: (1) should be listed for at least one month by the review cut-off date; and (2) must satisfy the turnover screening requirements.  Stocks that are already included in the Hang Seng China Enterprises Index must have a turnover velocity of at least 0.1% for at least 10 out of the past 12 months.  To be added to the Hang Seng China Enterprises Index, a stock must have a turnover velocity of at least 0.1% for at least 10 out of the past 12 months and for each of the most recent three months.  Turnover velocity is calculated by dividing the median of the daily traded shares during a specific calendar month by the free float-adjusted issued shares at the end of that month.
Selecting the Index Companies
The Hang Seng China Enterprises Index is reviewed quarterly with data cut-off dates as of the end of March, June, September and December each year.  From the eligible stocks, final selections are made using the following methodology:
(1)	all eligible stocks are ranked by (i) full market capitalization, in terms of average month-end market capitalization in the past 12 months and (ii) free float-adjusted market capitalization, in terms of 12-month average market capitalization after free float adjustment;
(2)	the combined market capitalization ranking for each eligible stock is determined as the weighted average of the full market capitalization ranking and the free float-adjusted market capitalization ranking, where each rank has a 50% weight; and
(3)	the 40 stocks that have the highest combined market capitalization ranking are selected as the constituents of Hang Seng China Enterprises Index, subject to the buffer zone rule as described below.
Buffer Zone and Effective Date
Existing constituents ranked 49th or lower will be removed from the Hang Seng China Enterprises Index while non-constituent stocks ranked 32nd or above will be included.  In case the number of incoming stocks is greater than the number of outgoing constituents, constituents with the lowest combined market capitalization rank will be removed from the Hang Seng China Enterprises Index in order to maintain the number of constituents at 40. If the number of incoming stocks is smaller than the number of outgoing constituents, stocks with the highest combined market capitalization rank will be added to the Hang Seng China Enterprises Index in order to maintain the number of constituents at 40.
Effective dates of constituent changes will be the next trading day after the first Friday of March, June, September and December.  If that Friday falls on a public holiday, it will be postponed to the next Friday, subject to the final decision made by HSICL. Under normal circumstances, at least seven trading days’ notice will be given for any constituent changes before the effective dates.

JPMorgan Structured Investments —	PS- 9
Capped Return Enhanced Notes Linked to the Hang Seng China Enterprises Index

Index Calculation
The calculation methodology of the Hang Seng China Enterprises Index is a free float-adjusted market capitalization weighting methodology with a 10% cap on individual stocks.  The Hang Seng China Enterprises Index is a price index without adjustment for cash dividends or warrant bonuses.
The formula for the index calculation is shown below:
Current Index	=	Current Aggregate Free float-adjusted Market Capitalization of Constituents	×	Yesterday’s Closing Index
Yesterday’s Aggregate Free float-adjusted Market Capitalization of Constituents

=	S (Pt x IS x FAF x CF)	×	Yesterday’s Closing Index
S (Pt-1 x IS x FAF x CF)

where:
Pt	:current price at day t;
Pt-1	:closing price at day t-1;
IS	:number of issued shares (in the case of H-share constituents, only the H-share portion is taken into calculation);
FAF	:free float-adjusted factor, which is between 0 and 1; and
CF	:capping factor, which is between 0 and 1.
Free-float Adjustments.  Shares held by any entities (excluding custodians, trustees, mutual funds and investment companies) that control more than 5% of the shareholdings would be consisted as non-free float and are excluded from the index calculation.  These include strategic holdings (holdings by governments and affiliated entities or any other entities that hold substantial shares in the company would be considered as non-free float unless otherwise proved), directors’ and management holdings (holdings by directors, members of the board committee, principal officers or founding members), corporate cross holdings (holdings by publicly traded companies or private firms or institutions) and lock-up shares (shareholdings with a publicly disclosed lock-up arrangement).  Lock-up shares with trading restrictions are classified as non-free float, regardless of the shareholding percentage.
The free float-adjusted factor represents the proportion of shares that is free-floated as a percentage of the issued shares.  The free float-adjusted factor is rounded up to the nearest 1% if it is less than 10%; otherwise, it is rounded to the nearest 5%.  For companies with more than one class of shares, the free float-adjusted factor is calculated separately for each class of shares.
Cap Factor.  A cap factor is calculated quarterly, such that no individual constituent in an Index will have a weighting exceeding a cap level of 10% on the index capping date.
Index Rebalancing.  The update of the issued shares, adjustment of the free float-adjusted factor and calculation of the cap factor are undertaken quarterly.  In addition, the issued shares will be updated simultaneously with the index adjustment for corporate actions, such as bonus issues, rights issues, stock splits and stock consolidations.  Ad hoc rebalancing will be conducted if a constituent’s issued shares and/or free float-adjusted factor is substantially different from the production data. The Hang Seng China Enterprises Index will also be recapped in the event of constituent changes if the newly added component weighs higher than the index cap level.
The Stock Exchange of Hong Kong
Trading on the HKEx is fully electronic through an Automatic Order Matching and Execution System.  The system is an electronic order book in which orders are matched and executed instantaneously if there are matching orders in the book, and on the basis of time/price priority.  Trading takes place through trading terminals on the trading floor or through the off-floor trading devices at Exchange Participants’ offices.  Continuous trading is undertaken from 9:30 a.m. to 4:00 p.m. (Hong Kong time) on Monday to Friday (excluding public holidays).  In addition, there is a pre-opening (auction) session from 9.00 a.m. to 9.30 a.m.
The HKEx may, for the sake of maintaining a fair and orderly market, direct a trading halt or suspension in a listed company’s securities or delist a company in such circumstances and subject to such conditions as it thinks fit.  The HKEx may also do so where: (1) an issuer (the listed company) fails, in a manner considered material, to comply with the HKEx listing rules; (2) the HKEx consider that there are insufficient securities in the hands of the public; (3) the HKEx considers that the issuer does not have a sufficient level of operations or assets to warrant the continued listing of the issuer’s securities; or (4) the issuer or its business is no longer suitable for listing.

JPMorgan Structured Investments —	PS- 10
Capped Return Enhanced Notes Linked to the Hang Seng China Enterprises Index

Disclaimers related to the Hang Seng Indexes Company Limited
THE HANG SENG CHINA ENTERPRISES INDEX IS PUBLISHED AND COMPILED BY HANG SENG INDEXES COMPANY LIMITED PURSUANT TO A LICENSE FROM HANG SENG DATA SERVICES LIMITED.  THE MARK AND NAME OF THE HANG SENG CHINA ENTERPRISES INDEX ARE PROPRIETARY TO HANG SENG DATA SERVICES LIMITED.  HANG SENG INDEXES COMPANY LIMITED AND HANG SENG DATA SERVICES LIMITED HAVE AGREED TO THE USE OF, AND REFERENCE TO, THE HANG SENG CHINA ENTERPRISES INDEX BY JP MORGAN CHASE & CO., IN CONNECTION WITH THE NOTES (THE “PRODUCT”), BUT NEITHER HANG SENG INDEXES COMPANY LIMITED NOR HANG SENG DATA SERVICES LIMITED WARRANTS OR REPRESENTS OR GUARANTEES TO ANY BROKER OR HOLDER OF THE PRODUCT OR ANY OTHER PERSON (I) THE ACCURACY OR COMPLETENESS OF THE INDEX AND ITS COMPUTATION OR ANY INFORMATION RELATED THERETO; OR (II) THE FITNESS OR SUITABILITY FOR ANY PURPOSE OF THE INDEX OR ANY COMPONENT OR DATA COMPRISED IN IT; OR (III) THE RESULTS WHICH MAY BE OBTAINED BY ANY PERSON FROM THE USE OF THE INDEX OR ANY COMPONENT OR DATA COMPRISED IN IT FOR ANY PURPOSE, AND NO WARRANTY OR REPRESENTATION OR GUARANTEE OF ANY KIND WHATSOEVER RELATING TO THE INDEX IS GIVEN OR MAY BE IMPLIED.  THE PROCESS AND BASIS OF COMPUTATION AND COMPILATION OF THE HANG SENG CHINA ENTERPRISES INDEX AND ANY OF THE RELATED FORMULA OR FORMULAE, CONSTITUENT STOCKS AND FACTORS MAY AT ANY TIME BE CHANGED OR ALTERED BY HANG SENG INDEXES COMPANY LIMITED WITHOUT NOTICE.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, NO RESPONSIBILITY OR LIABILITY IS ACCEPTED BY HANG SENG INDEXES COMPANY LIMITED OR HANG SENG DATA SERVICES LIMITED (I) IN RESPECT OF THE USE OF AND/OR REFERENCE TO THE INDEX BY JP MORGAN CHASE & CO. IN CONNECTION WITH THE PRODUCT; OR (II) FOR ANY INACCURACIES, OMISSIONS, MISTAKES OR ERRORS OF HANG SENG INDEXES COMPANY LIMITED IN THE COMPUTATION OF THE HANG SENG CHINA ENTERPRISES INDEX; OR (III) FOR ANY INACCURACIES, OMISSIONS, MISTAKES, ERRORS OR INCOMPLETENESS OF ANY INFORMATION USED IN CONNECTION WITH THE COMPUTATION OF THE INDEX WHICH IS SUPPLIED BY ANY OTHER PERSON; OR (IV) FOR ANY ECONOMIC OR OTHER LOSS WHICH MAY BE DIRECTLY OR INDIRECTLY SUSTAINED BY ANY BROKER OR HOLDER OF THE PRODUCT OR ANY OTHER PERSON DEALING WITH THE PRODUCT AS A RESULT OF ANY OF THE AFORESAID, AN NO CLAIMS, ACTIONS OR LEGAL PROCEEDINGS MAY BE BROUGHT AGAINST HANG SENG INDEXES COMPANY LIMITED AND/OR HANG SENG DATA SERVICES LIMITED IN CONNECTION WITH THE PRODUCT IN ANY MANNER WHATSOEVER BY ANY BROKER, HOLDER OR OTHER PERSON DEALING WITH THE PRODUCT.  ANY BROKER, HOLDER OR OTHER PERSON DEALING WITH THE PRODUCT DOES SO THEREFORE IN FULL KNOWLEDGE OF THIS DISCLAIMER AND CAN PLACE NO RELIANCE WHATSOEVER ON HANG SENG INDEXES COMPANY LIMITED AND HANG SENG DATA SERVICES LIMITED.  FOR THE AVOIDANCE OF DOUBT, THIS DISCLAIMER DOES NOT CREATE ANY CONTRACTUAL OR QUASI-CONTRACTUAL RELATIONSHIP BETWEEN ANY BROKER, HOLDER OR OTHER PERSON AND HANG SENG INDEXES COMPANY LIMITED AND/OR HANG SENG DATA SERVICES LIMITED AND MUST NOT BE CONSTRUED TO HAVE CREATED SUCH RELATIONSHIP.

JPMorgan Structured Investments —	PS- 11
Capped Return Enhanced Notes Linked to the Hang Seng China Enterprises Index